Exhibit 10.1

THIS LEASE is made between Landlord and Tenant as of the Effective Date below.

1.	Defined Terms.
a) Effective Date:	26 October 2023

b) Landlord:	PROLOGIS, a Maryland real estate investment trust

c) Landlord Notice Address:	Prologis 2021 McKinney Avenue Suite 1050 Dallas, Texas 75201	With copy to:	Prologis Attn. General Counsel 1800 Wazee Street Suite 500 Denver, CO 80202

d) Tenant:	SOW GOOD INC., a Nevada corporation

e) Tenant Notice Address:	1440 N Union Bower Rd Irving, TX 75230	With copy to:	_______________ _______________ _______________
f) Premises:	That portion of the Building containing approximately 51,264 rentable square feet as shown on Exhibit A.

g) Building:	Stemmons 10 308 Mockingbird Lane Dallas, TX 75247

h) Project:	Stemmons 10

i) Tenant’s Proportionate Share of Taxes (“Tenant’s Share”):	100.00%

j) Term:	Beginning on the Commencement Date and ending on the day which is 62 full calendar months following the Commencement Date (the “Expiration Date”).

k) Commencement Date:	11/01/2023

l) Monthly Base Rent
Period	Monthly Base Rent
11/01/2023 - 11/30/2023	1* USD$0.00
12/01/2023 - 10/31/2024	USD$42,506.40
11/01/2024 - 10/31/2025	USD$44,206.66
11/01/2025 - 10/31/2026	USD$45,974.93
11/01/2026 - 10/31/2027	USD$47,813.93
11/01/2027 - 10/31/2028	USD$49,726.49
11/01/2028 - 12/31/2028	USD$51,715.55

1* Monthly Base Rent of USD$42,506.40 is abated for this period. FOE and Taxes will be due as provided in the Lease during all periods.

m) Monthly Fixed Operating Expenses (“FOE”):	Operating Expenses:	USD$5,954.00
	Capital Repairs/Replacements:	USD$1,431.12
	Total FOE:	USD$7,385.12

n) Annual FOE Increase:	FOE shall automatically increase during the Term by 4.30% effective on the first day of each full calendar year anniversary of the Commencement Date.

o) Monthly Taxes (estimated):	USD$5,425.44

p) Security Deposit:	USD$300,000.00 in the form of Letter of Credit

q) Landlord Broker:	DFW Lee & Associates

r) Tenant Broker:	Newmark & Company Real Estate

s) Exhibits:

Exhibit A- Site Plan

Exhibit B- Rules, Regulations, and Legal Requirements

Exhibit C- State Specific Provisions

Exhibit D- Construction (Allowance)

Exhibit E- One Renewal Option at Market

Exhibit F- Form of Letter of Credit

2.    Granting Clause; Quiet Enjoyment. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises for the Term subject to the provisions of this Lease. Tenant shall have peaceful and quiet enjoyment of the Premises during the Term against any person claiming by, through or under Landlord provided no uncured Event of Default (defined below) exists. Tenant shall have access to the Premises 24 hours per day, seven days per week, 365 days per year and the non-exclusive use of the Common Areas (defined below) of the Project for their intended purposes and in accordance with the Rules, Regulations, and Legal Requirements (defined below). The term "Common Areas" means all areas of the Project designated for the common use by tenants.

3.    Acceptance of Premises. As of the Commencement Date, Tenant accepts the Premises in its “as-is” condition and waives any implied warranties relating to the Premises. Landlord and Tenant shall conduct a walkthrough of the Premises to identify any existing damage that neither party shall be responsible for repairing. Within 10 days after request, Tenant shall execute and deliver to Landlord a certificate confirming the Commencement Date. Tenant’s use and occupation of the Premises prior to the Commencement Date shall be subject to all Tenant’s obligations hereunder except for the payment of Monthly Base Rent, FOE, and Monthly Taxes.

4.    Use. The Premises shall be used only for the purpose of receiving, storing, and shipping products, and for other incidental lawful uses. Tenant’s use of the Project shall comply at all times with all rules, regulations, and Legal Requirements (defined in Exhibit B) established by Landlord (the “Rules, Regulations, and Legal Requirements”). The current Rules, Regulations, and Legal Requirements are attached as Exhibit B. The Rules, Regulations, and Legal Requirements may be amended by Notice to Tenant, provided the amendments do not materially enlarge Tenant’s obligations or limit Tenant’s rights hereunder. Landlord shall have no liability for the breach of any rules or regulations by other tenants.

5.    Monthly Rent. Upon Lease execution, Tenant shall pay to Landlord the first installment of Monthly Base Rent, FOE, and Monthly Taxes. Thereafter, Tenant shall make all such payments in advance, without demand, no later than the first day of each calendar month during the Term (prorated for any fractional calendar month). Tenant shall make all payments to Landlord (or to such other party or at such location as Landlord may from time to time specify in writing) by Electronic Fund Transfer or Automated Clearing House. Tenant shall not abate, reduce, or off-set any amounts payable except as otherwise expressly provided herein. Tenant shall pay to Landlord on demand as a late charge, and not a penalty, eight percent (8%) of any amount due for more than 5 days after the due date.

FOE represents payment for Landlord’s costs incurred for insurance premiums (see Section 9), Landlord's costs for repair and maintenance (see Section 10), and association and property management fees.

The amount of Monthly Taxes represents one-twelfth (1/12th) of Tenant’s Share of Taxes (see Section 8) as estimated by Landlord from time to time. Tenant shall be responsible only for Tenant’s Share of actual Taxes in any calendar year. Any difference between Tenant’s estimated payments and Tenant’s Share of actual Taxes will be reconciled annually no later than 90 days following the first day of a calendar year by either Landlord or Tenant making payment to the other, as applicable, within 60 days after such determination. Tenant's Share may be proportionately adjusted for changes in the size of the Premises, Building, or Project.

6.    Security Deposit. The Security Deposit is due on the Effective Date and shall be held by Landlord as security for Tenant’s performance of its obligations hereunder. The Security Deposit is neither an advance rental deposit, nor a measure of Landlord's damages arising from an Event of Default (defined below). Landlord's obligation with respect to the Security Deposit is that of a debtor, not a trustee. Landlord shall not be required to separate the Security Deposit from its general accounts, and no interest shall accrue thereon. Upon an Event of Default, Landlord may use the Security Deposit to satisfy Tenant’s delinquent obligations, provided that application of the Security Deposit shall not limit any other remedies available to Landlord. Tenant shall restore the Security Deposit after application within 10 days from Notice. Any portion of the Security Deposit remaining at the end of the Term shall be paid to Tenant within 60 days after fulfillment of Tenant's obligations under this Lease.

The Security Deposit under the Lease shall be USD$300,000.00, in the form of an unconditional, irrevocable letter of credit from a bank reasonably acceptable to Landlord and in compliance with the material terms shown in Exhibit F attached hereto (“Letter of Credit”). The Letter of Credit shall either provide that it does not expire until 60 days following the Expiration Date or, if it is for less than the full Lease Term, shall be renewed by Tenant at least 60 days prior to its expiration during the Lease Term. The Letter of Credit shall provide that it may be drawn down upon by Landlord at any time Landlord delivers its sight draft to the bank. If Landlord sells or conveys the Premises, Tenant shall, at Landlord's request, cooperate in having the Letter of Credit transferred to the purchaser and Landlord agrees to notify Tenant in the event of such transfer. If the Letter of Credit is ever drawn upon by Landlord pursuant to the terms of the Lease, Tenant shall within ten (10) days thereafter cause the Letter of Credit to be restored to the then existing amount at the time immediately prior to the draw down.

Notwithstanding anything contained herein to the contrary, in the event Tenant fails to renew the Letter of Credit in accordance with the terms and conditions as set forth in this Section, or in the event that Tenant shall commence any proceeding for relief, as defined in Section 23 of the Lease, an immediate Event of Default shall be deemed to have occurred, without the requirement of notice or opportunity to cure, in which case Landlord may immediately draw down on the Letter of Credit.

Provided that no Event of Default shall then exist or has existed at any time during the Lease Term or would exist but with the passage of time or the giving of notice or both, then the Letter of Credit shall decrease by USD$100,000.00 on the first day of the 38th month following the Commencement Date so that as of such date and throughout the remainder of the Term, the Letter of Credit shall be in the amount of USD$200,000.00.

Provided that no Event of Default shall then exist or has existed at any time during the Lease Term or would exist but with the passage of time or the giving of notice or both, then the Letter of Credit shall decrease by an additional USD$100,000.00 on the first day of the 51st month following the Commencement Date so that as of such date and throughout the remainder of the Term, the Letter of Credit shall be in the amount of USD$100,000.00.

7.    Utilities. Normal water and sewer services for office, break room and restroom are included in FOE. If Tenant’s use of water and sewer services materially exceeds normal usage, Landlord may, at Tenant’s expense, separately meter and require Tenant to pay the utility provider directly for such services. Tenant shall pay the utility providers directly for all other utilities serving the Premises, along with related taxes, penalties, or surcharges. Notwithstanding the foregoing, upon prior written notice to Tenant, and provided that: (i) such utilities are priced at, or below, local utility provider rates, and (ii) that there is no reduction of service level for such utility from the service level as of the date of the Landlord transfer, Landlord may transfer utility accounts held by Tenant at the Premises to the name of Landlord, or an appointed intermediary of Landlord. In the event Landlord transfers the utility accounts, Landlord shall timely pay all invoices from such utility service providers. Tenant shall reimburse Landlord, or Landlord’s appointed intermediary, for the utility services consumed at the Premises no later than thirty (30) days from receipt of an invoice for such utility services, which shall include units consumed at the Premises during such billing period.

Upon request, Tenant shall deliver to Landlord data regarding Tenant’s utility usage at the Premises as required by law, or as reasonably required for Landlord to manage the Project. Tenant can satisfy this requirement by either: (a) providing written consent for Landlord to obtain the information directly from the utility or (b) providing the data to Landlord in an acceptable electronic format.

8.    Taxes. Landlord shall pay all taxes, assessments, governmental charges, fees or payments to a governmental authority in lieu of taxes that accrue during the Term against the tax parcel on which the Premises is located, as well as reasonable fees payable to tax consultants and attorneys for consultation and contesting taxes, along with any capital levies, franchise, excise, use, margin, transaction, sales or privilege tax, assessment, levy or charge measured by or based upon the value of the Premises and/or the Project, or assessed upon the Base Rent or FOE (collectively, "Taxes"). Tenant shall pay Tenant’s Share of Taxes pursuant to Section 5. Tenant shall not be liable for any gift taxes, estate taxes, or income taxes imposed on Landlord unless such income taxes are in substitution for any Taxes. Tenant shall pay directly to the taxing authority any tax levied or assessed directly against Tenant, its property or fixtures placed in the Premises, or resulting from any Tenant-Made Alterations (defined below), even if levied or assessed against Landlord.

9.    Insurance. Landlord shall maintain all risk property insurance covering the Building and improvements placed in the Common Areas by Landlord and commercial general liability insurance in forms and amounts customary for properties substantially similar to the Project. Landlord’s insurance may be included in a blanket policy or captive insurance program.

Without limiting Tenant’s liability under this Lease, Tenant shall maintain the following insurance at Tenant’s expense:

(a) commercial general liability, on an occurrence basis, having a minimum limit of $2,000,000 per occurrence naming Landlord, Prologis, Inc., its affiliates, and property manager (if any) as additional insureds;

(b) all-risk property covering the full replacement cost of all property and improvements placed at the Project by or on behalf of Tenant;

(c) workers’ compensation as required by applicable state statute;

(d) employers liability coverage of $500,000, and

(e) business automobile liability for owned, hired or non-owned vehicles having a combined single limit of $1,000,000 per occurrence.

Tenant’s insurance shall provide primary and non-contributory coverage to Landlord Parties with respect to Tenant’s indemnity obligations. Tenant’s insurance requirements may be satisfied by a combination of primary and excess policy limits, or an umbrella policy. Tenant shall provide Landlord with certificates of such insurance prior to Tenant taking possession of the Premises, and thereafter prior to the expiration of any insurance coverage or 5 days following Tenant’s receipt of Landlord’s request.

The all-risk property and workers’ compensation insurance shall include a waiver of subrogation in connection with any insured loss by the insurers and all rights based upon an assignment from its insured, against Landlord, its agents, employees, contractors, or property manager (collectively the “Landlord Parties”), or Tenant, its agents, employees, contractors, subtenants, assigns, or invitees (collectively the “Tenant Parties”), as applicable. No Landlord Parties or Tenant Parties shall be liable to any other Landlord Parties or Tenant Parties for any loss coverable by all risk property insurance, and each party waives claims against the Landlord Parties and Tenant Parties (as applicable) for such loss. The failure of either party to insure its property shall not void this waiver. Notwithstanding anything contained herein to the contrary, Tenant shall be solely responsible for all property of any kind, owned or unowned, placed at the Project by or on behalf of Tenant. The Landlord Parties and Tenant Parties waive any claims against the other for business interruption loss from any cause whatsoever, including losses caused in whole or in part, directly or indirectly, by the negligent acts of the other party.

10.    Landlord's Repairs and Maintenance. Landlord shall, at Landlord’s sole cost subject to the express terms hereof, maintain, repair, and replace in good working order the (a) structural elements of the Building (including the exterior walls), (b) roof (including roof membrane), (c) Common Areas (including lighting and snow removal to the extent consistent with market practice), (d) Building fire sprinkler system, (e) existing exterior wall windows, (f) exterior personnel doors, (g) office area ceiling tiles, (h) hot water heaters (i) ventilation, and air conditioning units serving the office area of the Premises, and (j) exterior louvers and ventilation fans for standard warehouse air changes, heating and evaporative cooler systems serving the warehouse area of the Premises ((i) and (j) collectively the “Landlord HVAC”). Landlord shall also complete a bi-annual preventative maintenance service of all dock doors, dock levelers, and dock restraints and bumpers serving the Premises. Tenant shall promptly give Landlord Notice of any required repairs hereunder.

Landlord’s obligations hereunder shall expressly exclude any work necessary due to misuse or damage by Tenant Parties or resulting from Tenant-Made Alterations or Tenant’s other improvements to the Premises. Subject to Sections 9 and 15, Tenant shall reimburse Landlord within 30 days of Notice for the cost of any such work described in the preceding sentence.

11.    Tenant's Repairs. Subject to Sections 9, 10, and 15, Tenant, at its expense, shall maintain, repair, and replace in good working order all areas, improvements and systems exclusively serving the Premises including dock equipment, non-structural elements of the floor slab, interior doors, above ground water and sewer lines, and Tenant HVAC and related components. “Tenant HVAC” means HVAC systems installed by Tenant, specialty HVAC equipment (including IT room HVAC and for temperature-controlled product), and warehouse air conditioning systems other than Landlord HVAC. If Tenant fails to perform any work required hereunder within 30 days from Notice, Landlord may perform such work and Tenant shall reimburse Landlord for such cost, along with a 5% administrative fee, within 30 days of Notice.

12.    Tenant-Made Alterations and Trade Fixtures. All alterations, additions, or improvements made to the Premises by, or on behalf of, Tenant are herein referred to as “Tenant-Made Alterations”. Landlord’s prior written consent is required for Tenant-Made Alterations, provided that Tenant may make interior Tenant-Made Alterations to the Premises up to $25,000 per instance that do not impact the structure or mechanical systems of the Building without Landlord’s consent. Where Landlord's consent is not required, Tenant shall provide Landlord prompt Notice of such Tenant-Made Alterations accompanied by plans and specifications. Upon completion of any Tenant-Made Alterations, Tenant shall deliver to Landlord final lien waivers from all contractors and subcontractors who provided services or materials for the Tenant-Made Alterations and as-built plans (if applicable).

Without Landlord’s approval, Tenant may erect or install shelves, racking, machinery and trade fixtures in the Premises (collectively "Trade Fixtures"), provided such items: (i) do not overload the slab, (ii) may be removed without materially damaging the Premises, and (iii) comply with all Legal Requirements (defined in Exhibit B). Upon Lease termination, Tenant, at its expense, shall remove all Trade Fixtures and Tenant-Made Alterations (except those which Landlord has identified by Notice to Tenant shall remain as Landlord's property), and repair any damage to the Premises caused by such removal. Upon Tenant's written request, Landlord shall provide Tenant a list of Tenant-Made Alterations which the Landlord will allow to remain upon the Expiration Date.

Notwithstanding anything herein to the contrary, and provided that no Event of Default exists or would exist but for the passage of time, giving of notice, or both, Landlord shall contribute up to a maximum amount of $42,506.40 (the “Essentials Allowance”), towards products and services for Tenant’s operations at the Premises which must be purchased through Prologis Essentials Services Group (“PLD Essentials”). Payment of the Essentials Allowance shall be made by Landlord to Tenant within 30 days following (i) completion of the services or purchase of the products purchased through PLD Essentials, (ii) Landlord’s receipt of Tenant’s paid invoices or receipts substantiating the costs along with copies of vendor invoices summarizing work done, (iii) Landlord’s receipt of any final third-party lien waivers related to such services and products; and (iv) Landlord’s receipt of a copy of any final permits approved by the applicable governing authority (but only to the extent required for such products or services). Landlord shall be under no obligation to pay for any products or services not provided or coordinated through PLD Essentials or that are in excess of the Essentials Allowance. Further, the Essentials Allowance shall only be available for Tenant’s use through March 31, 2024, and Tenant hereby waives any and all rights to any unused portion of the Essentials Allowance remaining thereafter.

13.    Signs. All exterior signage shall require Landlord’s prior written consent. Tenant, at its expense, shall: (a) comply with Legal Requirements and Landlord’s signage program, and (b) remove all Tenant signage and repair any damaged surfaces upon Lease termination.

14.    Parking. Tenant may park vehicles in Common Areas designated for non-reserved parking and may park vehicles and trailers overnight at the docks and in designated trailer parking areas for the Premises. Landlord may allocate parking spaces among Tenant and other tenants of the Project in an equitable manner; provided Landlord shall not allocate any parking spaces to other tenants which may reduce Tenant's pro rata share of the Common Area parking. Landlord is not responsible for enforcing Tenant's parking rights.

15.    Restoration. If the Premises is damaged by a casualty (the “Casualty Damage”), Landlord shall notify Tenant of its reasonable estimate for restoration time (the "Restoration Notice") within 60 days of the Casualty Damage. If the restoration time is estimated to exceed 6 months, or if the estimated restoration time exceeds 30 days during the last year of the Term (each a “Casualty Termination Event”), either Landlord or Tenant may elect to terminate this Lease by Notice to the other party delivered within 30 days after the Restoration Notice and Monthly Base Rent, FOE, and Monthly Taxes shall be apportioned as of the termination date. If the Lease is not so terminated, or if there is no Casualty Termination Event, then Landlord shall restore the Premises, excluding any Tenant-Made Alterations and Trade Fixtures. Commencing on the date of the Casualty Damage until the completion of Landlord’s restoration work, Monthly Base Rent, FOE, and Monthly Taxes shall be abated in proportion to the Premises, if any, which is not usable by Tenant. Such abatement is the sole remedy of Tenant, and Tenant waives any right to terminate this Lease by reason of Casualty Damage except as provided above. Notwithstanding anything in this Lease to the contrary, with respect to any damage to the Project caused by Tenant Parties, Tenant shall pay Landlord’s all-risk property insurance deductible, not to exceed $25,000 per occurrence, within 30 days following Notice.

16.    Condemnation. If the Premises is taken by eminent domain, or by a purchase in lieu thereof (each a "Taking" or "Taken"), or a portion of the Project is Taken such that Landlord cannot reasonably operate the Project, this Lease shall terminate upon Notice by Landlord and Monthly Base Rent, FOE, and Monthly Taxes shall be apportioned as of the date of such termination. If a portion of the Premises is Taken and: (a) the Lease is not terminated by Landlord; (b) the remaining Premises cannot reasonably be used by Tenant for the uses authorized herein, as determined by Landlord and Tenant, and (c) such area is not replaced by Landlord with reasonably equivalent space in the proximity of the Premises, Tenant shall have the right to terminate this Lease, effective on the date of the Taking, by Notice to Landlord no later than 30 days from Notice of such Taking. If part of the Premises is Taken but the Lease is not terminated, this Lease shall terminate with respect to the portion Taken and Monthly Base Rent and FOE shall be proportionately reduced. Landlord is entitled to the entire purchase price or award from a Taking. Tenant may make a separate claim against the Taking authority (but not Landlord) for such compensation as may be separately awarded or recoverable by Tenant.

17.    Assignment and Subletting. Tenant shall not assign, mortgage or pledge its interest in this Lease or sublease the Premises without Landlord’s prior written consent, and any attempt to do so shall be an immediate Event of Default. Any assignment or sublease shall be subject to the terms of this Lease, and Tenant, any guarantor of Tenant's obligations, and Tenant’s successor and assigns shall remain liable for Tenant’s obligations under this Lease. In the event of a proposed assignment or sublease, Tenant shall provide Landlord the proposed assignee or sublessee’s name, a description of its business, its financial information, and such other information as Landlord may reasonably request. A transfer of the ownership interests controlling Tenant shall be deemed an assignment of this Lease unless the interests are publicly traded.

Provided no Event of Default has occurred and is continuing, Tenant may, without Landlord’s prior written consent:

(a) assign this Lease, or sublet the Premises, to any entity controlling Tenant, controlled by Tenant or under common control with Tenant (a "Tenant Affiliate"); or

(b) assign this Lease to any entity into which Tenant is merged or consolidated, or to any entity to which substantially all of Tenant’s stock or assets are transferred, provided the following conditions are met (each a “Permitted Transfer” or a transferee thereof a “Permitted Transferee”):

(i) the Permitted Transfer does not adversely affect the legal existence of the Tenant, or such surviving entity agrees to assume all obligations and liabilities of Tenant under the Lease; and

(ii) the Permitted Transfer does not reduce the tangible net worth of the Tenant hereunder after giving effect to the transfer.

Tenant shall provide prior Notice (together with supporting documentation) to Landlord at least 30 days prior to any assignment or sublease to a Tenant Affiliate or to any Permitted Transfer.

If Tenant delivers Notice to Landlord of a desire to assign this Lease, or sublet a majority the Premises (other than to a Tenant Affiliate or a Permitted Transferee), Landlord may terminate this Lease with respect to the area of the Premises described in Tenant's Notice by Notice sent within 30 days of Landlord’s receipt of the request. Tenant may withdraw its Notice to sublease or assign by notifying Landlord within 10 days after Landlord has given Tenant Notice of such termination, in which case the Lease shall not terminate.

If monthly base rent due from a sublessee exceeds Monthly Base Rent payable hereunder, Tenant shall pay to Landlord 50% of such excess (less Tenant’s reasonable and customary costs with respect to such sublease) within 30 days of receipt. Landlord may collect rent from a subtenant or any occupant and apply the amount collected to the next installment of rent hereunder.

If Tenant receives consideration for an assignment or transfer of this Lease to a third party (excluding Tenant Affiliates and Permitted Transferees), Tenant shall pay Landlord 50% of the value of all such consideration withing 30 days of receipt.

18.    Indemnification. Tenant shall indemnify, defend, and hold harmless Landlord Parties from and against all losses, liabilities, damages, costs and expenses (including reasonable attorneys' fees) resulting from third party claims for personal injuries, damage, theft, or loss of property occurring at the Project, or liens which arise from: (a) the use and occupancy of the Premises by Tenant Parties, or (b) any other act or omission of Tenant Parties, except to the extent of the negligence or willful misconduct of Landlord Parties. Tenant’s obligations under this Section shall survive the Expiration Date or earlier Lease termination.

19.    Inspection, Data, and Access. Landlord and its designated appointees may enter the Premises at reasonable times to perform its obligations hereunder and for reasonable business purposes (including showing the Premises to potential tenants during the last year of the Term). Landlord shall provide Tenant with at least 24 hours’ telephonic and/or email notice prior to entering the Premises, except in the event of an emergency. Landlord may grant easements, make public dedications, modify the Common Areas, and create restrictions affecting the Project (collectively, “Encumbrances”), provided that the Encumbrances do not materially interfere with Tenant's authorized use of the Premises, or result in additional financial obligations to Tenant. Tenant shall execute reasonable documents necessary for the Encumbrances. Landlord may install sensors, meters, and other devices (collectively “Devices”) in the Premises that collect operational efficiency data for the Project (the “Data”). The Devices shall not: (a) materially interfere with Tenant's use of the Premises, (b) include cameras, video, or voice recording devices, (c) collect employee data, or (d) track people, equipment, or inventories. Landlord shall own all rights, title and interest in the Data. Upon request, Landlord shall provide Tenant access to the Data.

20.    Surrender. On the Expiration Date, or earlier termination of the Lease or Tenant’s right of possession, Tenant shall: (a) surrender the Premises to Landlord in the same condition as received, ordinary wear and tear, casualty loss and condemnation excepted, and (b) remove all Trade Fixtures, Tenant-Made Alterations (except those designated by Landlord to remain), and property placed in the Premises by Tenant. Property not so removed shall be deemed abandoned and may be kept in place, removed and stored, or disposed of at Tenant’s expense. If Tenant fails to comply with this Section, Landlord may complete such obligations, and Tenant shall reimburse Landlord for the costs thereof within 30 days of Notice. Tenant’s obligations under this Lease shall survive the expiration or earlier termination of the Lease.

21.    Holding Over. Possession of the Premises by Tenant after Lease termination shall not extend the Term and such possession shall be immediately terminable. All terms of this Lease shall be applicable during such holdover period except: (a) any expansion, renewal, or similar option shall be null and void, and (b) Monthly Base Rent shall be 150% of Monthly Base Rent in effect immediately prior to the holdover period. In addition, if Landlord provides Tenant with Notice that Landlord is then in negotiations with another prospective tenant, Tenant shall be liable for all damages resulting from such holding over. Tenant shall be deemed to be holding over until Landlord has legal possession of the Premises, and Tenant has surrendered the Premises in the condition and repair required by this Lease.

22.    Events of Default. Each of the following shall be an event of default ("Event of Default") by Tenant:

a)    Failure to pay any installment of Monthly Base Rent, FOE, Monthly Taxes, or any other payment, within 5 days after Notice from Landlord.

b)    Tenant or any guarantor: (i) makes an assignment for the benefit of creditors; (ii) seeks an order for relief entered on its behalf as a debtor, or to adjudicate it as bankrupt; (iii) seeks reorganization, liquidation, or dissolution of it, or its debts; or (iv) seeks an appointment of a receiver, trustee, or custodian for it, or its property (collectively a "Proceeding for Relief"); (v) becomes subject to an involuntary Proceeding for Relief; or (vi) is dissolved or fails to maintain its legal existence.

c)    Failure to maintain insurance or to timely deliver certificate of insurance, in each case as required by Section 9, shall be an immediate Event of Default.

d)    Failure to comply with any other provision of this Lease for more than 30 days after Notice from Landlord, except as otherwise provided herein (said Notice being in lieu of, and not in addition to, any notice required as a prerequisite to a forcible entry, detainer or similar action for possession of the Premises); provided, Tenant shall not be in default under this Section 22(d) as long as Tenant has promptly undertaken cure of such default within the 30 day period, and thereafter continuously pursues to cure such default.

e)    The occurrence of any Event of Default otherwise specifically set forth in this Lease.

23.    Landlord Remedies. Upon an Event of Default, Landlord may elect to: (i) terminate this Lease, (ii) terminate Tenant's right of possession of the Premises (but Tenant shall remain liable as hereinafter provided), and/or (iii) pursue any remedies at law or in equity. Upon Lease termination, or termination of Tenant's right of possession, Landlord may re-enter the Premises by any process authorized by law, and remove Tenant, and all persons and property therefrom.

If Landlord terminates this Lease, Landlord may recover from Tenant the sum of: (a) all Monthly Base Rent, FOE, Monthly Taxes, and all other amounts payable by Tenant which have accrued up to termination; (b) the cost of reletting the Premises, including the unamortized leasing commissions, costs of removing and storing property, and costs of repairing or altering the Premises in order to re-lease the Premises; (c) reasonable attorneys' fees and court costs; and (d) the excess of the then present value of the Monthly Base Rent, Monthly Taxes, FOE, and other amounts payable by Tenant under this Lease applicable to the period following the termination of this Lease through the Expiration Date, over the present value of any amounts which Tenant establishes Landlord can reasonably expect to recover by reletting the Premises during such period, taking into consideration the availability of acceptable tenants consistent with Landlord’s leasing criteria and other market conditions. Such present values shall be calculated at a discount rate equal to the 90-day U.S. Treasury bill rate at the date of the termination.

If Landlord terminates Tenant's right of possession (but not this Lease), Landlord shall use commercially reasonable efforts to relet the Premises without releasing Tenant from any liability hereunder; provided: (a) Landlord shall not be obligated to accept a Tenant-proposed tenant, and (b) Landlord shall have the right to first lease any available space controlled by Landlord, or an affiliate of Landlord. Any reletting of the Premises shall be on terms and conditions acceptable to Landlord in its sole, but reasonable discretion. Subject to the foregoing, Landlord shall not be liable, nor shall Tenant's obligations be reduced, as a result of Landlord not reletting the Premises. Landlord shall have the right to make repairs and alterations to the Premises as Landlord deems necessary in order to relet the Premises. If the Premises is not relet, all amounts accruing under this Lease shall continue to be due and Tenant shall pay to Landlord, as damages, a sum equal to: (1) any Monthly Base Rent, FOE, and Monthly Taxes or other amounts unpaid by Tenant at the time of repossession; (2) the cost of recovering possession of the Premises (including reasonable attorneys' fees and court costs); and (3) costs incurred by Landlord to relet the Premises. If the Premises is relet, and the total rent and expenses payable by such replacement tenant (after first deducting (1) through (3) of the prior sentence) does not equal Monthly Base Rent, FOE, and Monthly Taxes payable by Tenant, Tenant shall immediately pay any such deficiency to Landlord upon Notice. Notwithstanding any reletting without termination, Landlord may elect to terminate this Lease for a previous Event of Default at any time with Notice.

Landlord’s exercise of any remedies shall not be deemed an acceptance of surrender of the Premises or a Lease termination. Neither party’s failure to enforce its rights under this Lease strictly in accordance the terms hereof shall modify this Lease, create a custom contrary to the specific provisions of this Lease or, absent a signed notice, result in a waiver of its rights or remedies in connection with any subsequent Event of Default, even if a party accepts payments with knowledge of the breach. Tenant waives all right of redemption following Lease termination, or Tenant’s right of possession, by a judgment of any court. If Landlord re-enters the Premises, Landlord, at Tenant’s expense, shall have the right to keep in place, remove and store, or dispose of, all property at the Premises.

24.    Tenant Remedies. Landlord shall be in default of this Lease if Landlord fails to perform any of its Lease obligations within 30 days after Notice from Tenant specifying such failure; provided, Landlord shall not be in default as long as Landlord has promptly undertaken cure of such default within the 30-day period and thereafter continuously pursues such cure. All Landlord obligations shall be covenants, not conditions. Tenant may not terminate this Lease as a result of a default by Landlord, but Tenant shall be entitled to all remedies available at law or in equity. The term "Landlord" means only the then-current owner of the Premises. In the event of an assignment of the Lease by Landlord, the assignor shall be released from all Landlord’s obligations accruing thereafter under this Lease, and such obligations shall be binding on each new assignee for the duration of such assignee’s ownership. Any liability of Landlord shall be limited solely to its interest in the Building, and in no event shall Tenant have recourse against any other assets of Landlord.

25.    Subordination. Tenant's interest under this Lease is subject and subordinate to any lien of an existing or future mortgage to which the Premises is subject, and all amendments thereto, and Tenant shall promptly execute and deliver reasonable instruments to the holders thereof to confirm Tenant’s subordination and attornment. The term "mortgage" as used herein shall include ground leases, deeds of trust, security assignments, and any other encumbrances. Any reference to the "holder" of a mortgage shall include a ground lessor and the beneficiary under a deed of trust. Notwithstanding the foregoing, Tenant shall not be obligated to execute an instrument subordinating this Lease or Tenant's interest in the Premises with respect to a future mortgage unless the holder of such mortgage agrees not to disturb Tenant's possession of the Premises absent an Event of Default.

Landlord represents to Tenant that as of the date hereof the Building is not subject to or encumbered by a mortgage.

26.    Mechanic's Liens. Tenant shall not allow any lien or encumbrance to be placed upon the Project due to services or materials provided at any Tenant Parties’ request. Tenant shall give Landlord prompt Notice of any such lien or encumbrance and cause the lien or encumbrance to be discharged, or bonded over, within 30 days of the filing or recording thereof. Tenant’s failure to discharge the lien within the 30-day period shall be deemed an immediate Event of Default.

27.    Estoppel Certificates. Within 10 days of Landlord’s request Tenant shall execute and deliver to Landlord an estoppel certificate containing customary provisions. Tenant's failure to deliver an estoppel certificate within the 10-day period shall constitute an immediate Event of Default.

28.    Environmental Requirements. Tenant shall not and shall not allow any party to introduce, store, use, manufacture, or release any Hazardous Material at the Project without Landlord's prior written consent except for Hazardous Materials contained in: (a) small quantities of (i) cleaning products and (ii) office products; (b) forklift fuel; and (c) products stored in their original, sealed, and unopened containers.

Tenant, at its expense, shall: (i) strictly comply with all Environmental Requirements, including all reporting obligations imposed by applicable Environmental Requirements in the capacity as “operator” of Tenant’s “facility” and the “owner” (as such terms are used in applicable Environmental Requirements) relating to all Hazardous Materials brought onto the Project by Tenant Parties, and the wastes, by-products, or residues resulting therefrom, or extracted from the Project; (ii) promptly provide copies of any documentation relating to Hazardous Materials at the Project which Tenant receives or sends; (iii) promptly and diligently remediate to Landlord’s reasonable satisfaction any Hazardous Materials released on, or from, the Project by Tenant Parties; (iv) promptly notify Landlord in writing of any spill, release, discharge, or disposal of Hazardous Material in, on, or under the Project; and (v) promptly complete and deliver any disclosure or certification requested by Landlord concerning Tenant Parties’ storage, use, manufacture or release of Hazardous Materials in, on, or about the Project. Tenant shall be strictly liable to Landlord for Tenant Parties’ storage, use, manufacturing, or release of Hazardous Materials at the Project without regard to the fault or negligence of any other party. Notwithstanding any Notice and cure periods provided herein, Tenant shall promptly commence and diligently pursue its remediation obligations as provided herein. The term "Environmental Requirements" means all applicable statutes, regulations, ordinances, rules, codes, judgments, orders, or other similar enactments of any governmental authority or agency regulating or relating to health, safety, or environmental conditions, including the following: the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; and all state and local counterparts thereto, and any regulations or policies promulgated or issued thereunder. The term "Hazardous Materials" means any substance, material, waste, pollutant, asbestos, radioactive materials, petroleum, or contaminant regulated by any Environmental Requirements.

Tenant shall have no liability to Landlord as to Hazardous Materials on the Project that were caused or permitted by any party other than Tenant Parties except to the extent of any loss, cost, or damage to Landlord arising from Tenant’s exacerbation of same.

If Tenant discovers Hazardous Materials at the Project that are in violation of Environmental Requirements, Tenant shall promptly notify Landlord, and provide all related information with respect to such Hazardous Materials. If the presence of such Hazardous Materials is not the result of Tenant Parties, and such Hazardous Materials violate Environmental Requirements, Landlord shall take commercially reasonable actions, at its expense, to remediate, or cause the responsible party to remediate, such Hazardous Materials in compliance with Environmental Requirements. Once Landlord obtains a letter from a qualified environmental professional, or an appropriate governmental authority, that no further remediation is required for the intended use of the Project, Landlord shall be deemed to have satisfied its obligations under this paragraph.

Tenant shall indemnify, defend, and hold harmless Landlord Parties from and against any and all losses, liabilities, damages, costs and expenses (including reasonable attorney, fees) resulting from any claims, demands, actions, or suits of any kind brought against Landlord which arise from: (a) any release of Hazardous Materials on, or from, the Project by Tenant Parties, or (b) Tenant Parties’ breach of, or noncompliance with, this Section, regardless of whether Tenant had knowledge of such noncompliance. Tenant’s obligations under this Section shall survive the Expiration Date or earlier Lease termination.

29.    Force Majeure. Neither party shall be responsible for delays in the performance of its obligations hereunder, whether foreseen or unforeseen, caused by labor disputes, acts of God, inability to obtain labor or materials, governmental restrictions, delay in issuance of permits, civil commotion, casualty, pandemic or epidemic, or other causes beyond the reasonable control of Landlord or Tenant (“Force Majeure”). Force Majeure shall not apply to monetary obligations.

30.    Entire Agreement. This Lease, together with the exhibits, constitutes the entire agreement between the parties with respect to this subject. Any prior agreements, promises, negotiations, or representations are superseded. In the event of any conflict between the exhibits and this Lease, the exhibits shall control. This Lease may only be amended in writing signed by both parties.

31.    Severability. If any clause of this Lease is deemed to be illegal, invalid or unenforceable, then such clause shall be replaced with a valid clause of similar meaning and the remainder of this Lease shall not be affected.

32.    Brokers. Other than the Brokers (if any), no other broker or agent was involved in this transaction. Each party agrees to indemnify and hold the other harmless from and against any claims by any other broker claiming compensation as a result of dealing with the indemnifying party relating to this Lease. Landlord shall pay the Tenant Broker (if any) a leasing commission for this Lease, which shall be paid in accordance with a separate written agreement.

33.    Miscellaneous.

a)	TIME IS OF THE ESSENCE AS TO THE PERFORMANCE OF TENANT'S AND LANDLORD’S OBLIGATIONS UNDER THIS LEASE.
b)	Any amounts payable by Tenant to Landlord shall be deemed additional rent.
c)

Any “Notice” required under this Lease shall be in writing and sent to the addresses in Section 1 by registered or certified mail, return receipt requested, or by a reputable national overnight courier service (postage prepaid), or hand delivery. Notice shall be deemed given upon delivery or refusal of delivery. Either party may change its Notice address(es) upon delivery of Notice.

d)	Except as otherwise stated herein, where approval or consent is required hereunder, such approval or consent shall not be unreasonably withheld, conditioned or delayed.
e)

In the event of: (i) an Event of Default or (ii) Landlord’s need to complete financing on, or the sale of, the Project, or (iii) an assignment of the Lease or subletting of the Premises by Tenant, Tenant shall deliver to Landlord complete copies of its most recent annual financial statements prepared by Tenant upon request.

f)	Neither this Lease, nor a memorandum of lease, shall be recorded by Tenant.
g)

The laws of the state in which the Project is located shall govern this Lease, without regard to any principles of conflicts of laws. The rule of construction that any ambiguities are to be resolved against the drafting party shall not apply to this Lease.

h)	This Lease shall not be binding until full execution and delivery of this Lease by both parties.
i)	Any amount not paid by Tenant when due shall bear interest until paid in full at the lesser of the highest rate permitted by applicable law, or 15 percent per year.
j)

In the event either party initiates litigation to enforce the terms and provisions of this Lease, the non-prevailing party shall reimburse the prevailing party for its reasonable attorney's fees, filing fees, and court costs. The phrase “prevailing party” includes a party who substantially receives the relief desired whether by dismissal, summary judgment, or otherwise

k)

Landlord shall have the right to place energy installations, including, but not limited to, solar systems, battery storage facilities, and electric vehicle charging facilities, on the Building or the Project, or to enter into a lease allowing a third party the right to install and operate an energy installation on the Building or the Project; provided such energy installation does not unreasonably and adversely impact Tenant’s use of the Premises, or result in additional costs to Tenant. Tenant waives all rights to any environmental attributes or incentives resulting from an energy technology installation.

l)

This Lease may be executed in counterparts, each of which shall be considered an original but all of which shall constitute one and the same agreement. The signature of a party transmitted electronically (e.g., e-signature) or by facsimile, PDF and/or other electronic image file format, shall have the same force and effect as an original signature. Following execution, a PDF (or similar image file format) of this Lease (whether signed electronically or in ink) shall be considered to be the original agreement for all purposes.

m)

In the event the Building or Project is subject to mandated building performance standards, energy benchmarking ordinances, or any similar Legal Requirements which intend to regulate the energy usage or emissions at the Building (collectively “Energy Requirements”), and Tenant’s use and operations at the Building or Project contributes to Landlord incurring a penalty, fine, or fee as a result of non-compliance with such Energy Requirement, Tenant shall reimburse Landlord for such penalty, fine, or fee no later than 30 days following receipt of an invoice for such amount. In the event the Premises is less than the entire area of the Building, Tenant’s obligation to reimburse Landlord for such penalty, fine, or fee shall be calculated based on the proportionate share of such penalty, fine, or fee which is attributable to Tenant’s use and operations at the Building as reasonably determined by Landlord.

n)	Landlord and Tenant each represent to the other that:
(i)

Neither it, nor any person or entity that directly owns a 10% or greater equity interest in it nor any of its officers, directors or managing members is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury, including those parties names on the OFAC’s Specially Designated and Blocked Persons List and those covered pursuant to Executive Order 13224 signed on September 23, 2001, entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism”, or other governmental action; and

(ii)

Its activities do not violate the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or USA Patriot Act, or the regulations or orders promulgated thereunder (as amended from time to time).

34.WAIVER OF JURY TRIAL. TENANT AND LANDLORD WAIVE ANY RIGHT TO TRIAL BY JURY, OR TO HAVE A JURY PARTICIPATE, IN RESOLVING ANY DISPUTE ARISING OUT OF THIS LEASE, OR ANY OTHER DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS LEASE

[REMAINDER OF PAGE INTENTIONALLY BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the Effective Date.

TENANT:	LANDLORD:

SOW GOOD INC. a Nevada corporation	PROLOGIS a Maryland real estate investment trust
By: /s/ Claudia Goldfarb	By: /s/ Heath Johnson

Name: Claudia Goldfarb	Name: Heath Johnson

Title: CEO	Title: SVP, Market Officer